Exhibit 99.1

Viragen Announces Amex Delisting

- New Symbols to be Assigned for OTCBB Trading

PLANTATION, FLORIDA – July 6, 2007 – Viragen, Inc. (AMEX: “VRA”; “VRA.U”; “VRA.WS”) today announced that the American Stock Exchange (Amex) has notified the Company that a Listing Qualifications Panel has affirmed an Amex Staff determination to delist the Company’s common stock, units and warrants. Viragen’s securities will continue to trade on the Amex through July 11, 2007, and then are expected to begin trading on the Over-the-Counter Bulletin Board (OTCBB) on July 12, 2007.

Viragen will announce the new trading symbols for OTCBB trading as soon as they are assigned.

What is the OTC Bulletin Board?

The OTC Bulletin Board® (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (OTC) equity securities. An OTC equity security generally is any equity that is not listed or traded on Nasdaq® or a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, American Depositary Receipts (ADRs), and Direct Participation Programs (DPPs). For more information, please visit: http://www.otcbb.com

About Viragen, Inc.:

With international operations in the U.S., Scotland and Sweden, we are a bio-pharmaceutical company engaged in the research, development, manufacture and commercialization of therapeutic proteins for the treatment of cancers and viral diseases. Our product portfolio includes: Multiferon® (multi-subtype, human alpha interferon) which is uniquely positioned in valuable niche indications, such as high-risk malignant melanoma, and other select cancers and infectious diseases; VG102, a novel monoclonal antibody that binds selectively to an antigen that is significantly over-expressed on nearly all malignant tumors; and VG106, a novel cytokine targeting difficult-to-treat cancers.

For more information, please visit: http://www.Viragen.com

Viragen, Inc. Corporate Contact:

Douglas Calder, Director of Communications

Phone: (954) 233-8746; Fax: (954) 233-1414

E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the success of third-party marketing efforts; our ability to retain third-party distributors; our ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.